Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent the incorporation by reference in the Registration Statements on Form S-1 (No. 333-278564 and No. 333-269453), Form S-3 (No. 333-262554) and Form S-8 (No. 333-257050)  of Vivos Therapeutics, Inc. (the “Company”), of our report dated March 28, 2024, relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2023 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in this Annual Report on Form 10-K/A of the Company for the year ended December 31, 2023.

/s/ Moss Adams LLP

Denver, Colorado

July 29, 2024